A special meeting of each fund's shareholders was held on August 14, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	4,648,389,032.15	94.719
Withheld	259,163,654.19	5.281
TOTAL	4,907,552,686.34	100.000
Albert R. Gamper, Jr.
Affirmative	4,677,208,938.31	95.306
Withheld	230,343,748.03	4.694
TOTAL	4,907,552,686.34	100.000
Abigail P. Johnson
Affirmative	4,668,111,507.17	95.121
Withheld	239,441,179.17	4.879
TOTAL	4,907,552,686.34	100.000
Arthur E. Johnson
Affirmative	4,675,370,528.52	95.269
Withheld	232,182,157.82	4.731
TOTAL	4,907,552,686.34	100.000
Michael E. Kenneally
Affirmative	4,683,454,150.28	95.434
Withheld	224,098,536.06	4.566
TOTAL	4,907,552,686.34	100.000
James H. Keyes
Affirmative	4,681,676,716.90	95.397
Withheld	225,875,969.44	4.603
TOTAL	4,907,552,686.34	100.000
Marie L. Knowles
Affirmative	4,673,624,930.52	95.233
Withheld	233,927,755.82	4.767
TOTAL	4,907,552,686.34	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	4,678,330,980.10	95.329
Withheld	229,221,706.24	4.671
TOTAL	4,907,552,686.34	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	3,957,138,917.49	80.633
Against	654,406,742.96	13.335
Abstain	229,994,032.00	4.687
Broker Non-Votes	66,012,993.89	1.345
TOTAL	4,907,552,686.34	100.000

A Denotes trust-wide proposal and voting results.